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                                                                   EXHIBIT 10.22

                                                 PAUL J. NORRIS
[LOGO OMITTED]                                   Chairman, President & Chief
                                                 Executive Officer

                                                 W. R. Grace & Co.
                                                 7500 Grace Drive
                                                 Columbia, Maryland 21044

                                                 Tel.: (410) 531-4404
                                                 Fax: (410) 531-4414
                                                 Email: paul.j.norris@grace.com

January 30, 2001



Mr. David B. Siegel
Sr. Vice President & General Counsel
W. R. Grace & Co.
Suite 300
5400 Broken Sound Blvd. NW
Boca Raton, FL  33487

Dear Dave:

I am pleased to be writing to specify certain terms of your employment arrangement including a special retention arrangement that has been approved for you by the Grace Board of Directors. Under that arrangement, the retention payment described below will be made to you during January 2001, and the enhanced severance arrangement, also described below, will apply to you, provided that you accept and agree to the terms of the arrangement and agree to
(a) forego your rights to severance pay under the Company's Productivity and Effectiveness Program (PEP) and (b) give the Company at least 90 days notice if you voluntarily retire or resign your employment (under the PEP or otherwise) prior to December 31, 2002. Please so indicate your acceptance and agreement by signing and returning a copy of this letter to W. Brian McGowan in Columbia on or prior to January 31, 2001.

Retention Payment

As a member of the Grace Leadership Team, and in consideration for your agreements specified above, you will receive a payment equal to $600,000 on or before February 9, 2001. $300,000 of this payment will be subject to partial repayment by you in accordance with the provisions set forth below. (Such $300,000 is referred to in this letter as the "Repayment Amount".)

The $600,000 payment will be considered regular compensation for 2001 for Federal and State income tax purposes, and therefore the net amount you actually receive will consider appropriate income tax withholding as well as other appropriate payroll taxes (e.g., FICA).

However, the payment will not be considered for any Grace compensation or benefit plan purposes. For example, the payment will not be considered in determining your Grace annual or any long-term incentive compensation awards (for which you may remain eligible) nor will any portion of the payment be paid into Grace's Savings & Investment Plan, nor will the payment be used to determine your final average compensation under the Grace Salaried Retirement Plan or the Grace Supplemental Executive Retirement


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January 11, 2001
Page 2

Plan (in this regard, the payment will be considered non-pensionable "special pay"). Also, the payment will not be used to calculate the amount of disability income or life insurance that you or your beneficiary may become entitled to under any Grace benefit plan.

Except as provided in the next sentence, you agree to return to Grace a portion (calculated as specified below) of the total gross amount, if you voluntarily retire or resign your employment, or if you are terminated by Grace for "Cause" (as defined below), so that you cease to be a full-time employee of Grace on or prior to December 31, 2002. You will not be required to return any portion of the payment to Grace if at any time on or prior to that date you are involuntarily terminated by Grace without "Cause", or you die or become permanently and totally disabled, or you resign from Grace for "Good Reason" (as defined below).

If you terminate employment with Grace on or prior to December 31, 2002, under circumstances where you are required to return a portion of the total gross amount, then the amount that you will be required to return will be the result of the following calculation: $300,000, multiplied by a fraction where the numerator is equal to (i) 730 minus, (ii) the number of calendar days during which you were employed by Grace as a full time employee commencing on January 1, 2001 and ending on your last day of full-time employment with Grace, and the denominator is 730.

Under the terms of this arrangement, you must make any required repayment no later than 5 business days after your last date of Grace employment as a full time employee.

If your employment terminates with Grace under circumstances where you are not required to return a portion of the Repayment Amount, the payment to you under this letter agreement will not affect in any way the amount or nature of any other payment you may be entitled to receive from Grace under any other agreement, plan or program (including but not limited to any Grace severance plan), as a result of your termination. However, as specified above, you will not be entitled to any severance payment under the PEP Program.

For purposes of this retention payment only, the following definitions are applicable:

"Cause" means commission by you of a criminal act or of significant misconduct, which in the reasonable judgment of the Grace Board (or its designee) has had or will have a direct material adverse effect upon the business affairs, properties, operations or results of operations or financial condition of W. R. Grace & Co. and its subsidiaries, taken as a whole (collectively, the "Company").

"Good Reason" means any of the following: (1) the reduction of your annual base salary paid by the Company to an amount that is less than the amount in effect as of the date of this letter agreement, (2) the Company's requiring any change to your current arrangement under which you divide your working time approximately 50% / 50% between Boca Raton, Florida and Columbia, Maryland, or requiring you to be based in any other location, or (3) a permanent change in your job duties that is inappropriate to your current status as Senior Vice President and General Counsel and a member of Grace's management team, even if your annual base salary is not reduced.


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January 11, 2001
Page 3

Enhanced Severance Pay

You will be entitled to severance pay equal to two times your annual base salary at the time of your termination (the "Enhanced Severance Pay"), if you are involuntarily terminated by Grace under circumstances in which you would qualify for severance pay under the terms of the Grace Severance Pay Plan for Salaried Employees (the "Grace Severance Plan"), with the exception that a requirement by the Company to relocate you to its Columbia, Maryland Headquarters would not qualify you to receive enhanced severance pay. A copy of the Summary Plan Description of that Plan (the "SPD") is attached for your convenience, and I would draw your attention to the sections of that SPD entitled "When Coverage Applies" and "When Coverage Doesn't Apply", on page 2. The payment of the Enhanced Severance Pay will be governed by the terms of the Grace Severance Plan (except, of course, for the calculation of the amount of severance pay).

If you become entitled to the Enhanced Severance Pay arrangement described herein and to severance pay or benefits under any other plan or program of Grace, or arrangement with Grace, then you will only receive severance under one severance plan, program or arrangement - - the one that provides the greatest total amount of severance pay to you. For instance, if the Enhanced Severance Pay arrangement provides the greatest total severance pay, then you will only receive the Enhanced Severance Pay, and you will not receive any severance pay or benefits under any other Grace plan, program or arrangement. Under no circumstances will you receive severance pay or benefits under two or more severance plans, programs or arrangements.

Continuation of Rights under the PEP

Unless you give the Company 90 days notice of your election to resign your employment prior to September 30, 2002, you will relocate full time to Columbia, Maryland on or before January 1, 2003 and will be eligible for all of the PEP relocation features such as, but not limited to, the Boca Raton home sale, home purchase in the Columbia, Maryland area, the miscellaneous allowance and the state income tax lump-sum payment; and in such event you will no longer be eligible for any of the separation arrangements of the PEP. If you do so elect to resign, you will be eligible for all of the separation arrangements of the PEP, such as vesting of all pre-May 10, 2000 stock option grants and prorated restricted shares, etc., except for the PEP severance pay arrangement.

Until such time as you relocate full time to Columbia, Maryland, in connection with your dividing your working time between Boca Raton and Columbia, the Company will continue to provide the following:

o    Availability of a furnished, one bedroom/den apartment in Baltimore

o    Midsize rental car while on business in Columbia

o    Roundtrip coach airfare on travel between Boca Raton and Columbia

In recognition of the above, you agree to pay for all of your other individual expenses, including meals (except business meals) while in Columbia.


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January 11, 2001
Page 4

This supercedes the provisions of our June 10, 1999 Agreement. Neither this letter agreement, nor the retention arrangement described herein, changes your current employment status with the Company, which means you remain an employee "at will."

Thank you for your past and anticipated future contributions to Grace.

Sincerely,



Paul J. Norris

Agreed and Accepted

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                          (Date)